Exhibit 10.12
GAP, INC.
DEFERRED COMPENSATION PLAN
(Originally Effective January 1, 2006)
(As Amended and Restated Effective January 1, 2023)

PAGE
SECTION 1    INTRODUCTION    1
1.1    Purpose    1
1.2    Effective Date; Plan Year    1
1.3    Plan Administration    1
1.4    Unfunded Nature of Plan    1
SECTION 2    DEFINITIONS    2
2.1    Account    2
2.2    Accounting Date    2
2.3    Beneficiary    2
2.4    Board    2
2.5    Bonus    2
2.6    Bonus Deferrals    2
2.7    Code    2
2.8    Committee    2
2.9    Company    3
2.10    Compensation    3
2.11    Compensation Deferrals    3
2.12    Continuous Service    3
2.13    Effective Date    3
2.14    Eligible Director    4
2.15    Eligible Employee    4
2.16    Eligible Individual    4
2.17    Employee    4
2.18    Employer    4
2.19    ERISA    4
2.20    Fiscal Year    4
2.21    Investment Funds    5
2.22    Matching Contributions    5
2.23    Newly-Eligible Individual    5
2.24    Participant    5
2.25    Plan    5
2.26    Plan Year    5
2.27    Qualified Domestic Relations Order    5
2.28    Sign-On Bonus    5
2.29    Sign-On Bonus Deferral    6
2.30    Retirement    6
2.31    Social Security Taxable Wage Base    6
2.32    Spouse    6
2.33    Termination Date    6

(continued)
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2.34    Other Definitions    6
SECTION 3    ELIGIBILITY AND PARTICIPATION    7
3.1    Eligibility    7
3.2    Cessation of Participation    7
3.3    Eligibility for Matching Contributions    8
SECTION 4    DEFERRALS AND CONTRIBUTIONS    9
4.1    Compensation Deferrals    9
4.2    Bonus Deferrals    10
4.3    Sign-On Bonus Deferrals    11
4.4    Matching Contributions    11
4.5    No Mid-Year Election Changes    12
4.6    Crediting of Deferrals    12
4.7    Reduction of Deferrals or Contributions    12
SECTION 5    NOTIONAL INVESTMENTS    13
5.1    Investment Funds    13
5.2    Investment Fund Elections    13
5.3    Investment Fund Transfers    13
SECTION 6    ACCOUNTING    14
6.1    Individual Accounts    14
6.2    Adjustment of Accounts    14
6.3    Accounting Methods    14
6.4    Statement of Account    15
SECTION 7    VESTING    16
SECTION 8    FUNDING    17
SECTION 9    DISTRIBUTION OF ACCOUNTS    18
9.1    Distribution of Accounts Prior to Retirement Date    18
9.2    Distribution of Accounts After Retirement Date    19
9.3    Key Employees    19
9.4    Mandatory Cash-Outs of Small Amounts    20
9.5    Designation of Beneficiary    20
9.6    Reemployment    21
9.7    Domestic Relations Orders    21
9.8    Special Distribution Rules    22
SECTION 10    GENERAL PROVISIONS    24
10.1    Transferability of Plan Interests    24
10.2    Employment Rights    24

(continued)
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10.3    Litigation by Participants or Other Persons    24
10.4    Evidence    24
10.5    Waiver of Notice    24
10.6    Controlling Law    24
10.7    Statutory References    25
10.8    Severability    25
10.9    Action by the Company, the Employers, or the Committee    25
10.10    Headings and Captions    25
10.11    Gender and Number    25
10.12    Examination of Documents    25
10.13    Elections    25
10.14    Manner of Delivery    26
10.15    Facility of Payment    26
10.16    Missing Persons    26
10.17    Recovery of Benefits    27
10.18    Effect on Other Benefits    27
10.19    Tax and Legal Effects    28
SECTION 11    PLAN ADMINISTRATION    29
11.1    Company as Administrator    29
11.2    Committee General Powers, Rights, and Duties    29
11.3    Interested Committee Member    30
11.4    Compensation and Expenses    30
11.5    Information Required by Company    30
11.6    Uniform Application of Rules    30
11.7    Claims and Appeals    30
11.8    Company’s Decision Final    31
SECTION 12    AMENDMENT AND TERMINATION    32

SECTION 1 INTRODUCTION
1.1    Purpose
Gap Inc. (the “Company”) has established the Gap, Inc. Deferred Compensation Plan (the “Plan”), to provide certain supplemental benefits to a select group of management and highly compensated employees of the Employers under the Plan, and to non-employee members of the Board of Directors of the Company, who contribute materially to the continued growth, development, and future success of the Employers.
Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with the American Jobs Creation Act of 2004, Code section 409A, and related guidance. Accordingly, the provisions of the Plan shall be applied, construed and administered in compliance with the applicable requirements of Code section 409A and the Treasury Regulations thereunder. In addition, should there arise any ambiguity as to whether any provisions of this Plan would contravene one or more applicable requirements or limitations of Code section 409A, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code section 409A and the Treasury Regulations thereunder. With respect to amounts under the Plan subject to Code section 409A, all payments to be made on account of termination of employment shall only be made upon of a “separation from service” under Code section 409A; payments shall be paid on a permissible payment event in a manner that complies with Code section 409A; and in no event shall a Participant, directly or indirectly, designate the calendar year of payment except via the deferral elections provided by Section 4 .
1.2    Effective Date; Plan Year
The Plan is effective January 1, 2006, except as otherwise set forth herein, and is hereby amended and restated effective as of the date first set forth above. The Plan is administered on the basis of a Plan Year.
1.3    Plan Administration
The Company shall be the administrator (as that term is defined in ERISA section 3(16)(A)) of the Plan and shall be responsible for the administration of the Plan; provided, however, the Company may delegate all or any part of its powers, rights and duties under the Plan to such person or persons as it may deem advisable. Any notice or document relating to the Plan which is to be filed with the Company may be delivered, or mailed by registered or certified mail, postage pre-paid, to the Company, or to any designated Company representative, in care of the Company, at its principal office.
1.4    Unfunded Nature of Plan
The Plan is an unfunded, nonqualified deferred compensation plan that is intended to qualify for the exemptions provided in ERISA sections 201, 301, and 401. Participants (and their Beneficiaries) shall have only those rights to payments as set forth in the Plan and shall be considered general, unsecured creditors of the Employers with respect to any such rights.
SECTION 2 DEFINITIONS
2.1    Account
“Account” means all notional accounts and subaccounts maintained for a Participant in order to reflect his interest under the Plan, as described in Section 6.

2.2    Accounting Date
“Accounting Date” means each day designated by the Company as of which the value of an Investment Fund is adjusted for notional deferrals, contributions, distributions, gains, losses, or expenses. To the extent not otherwise designated by the Committee, each Investment Fund will be valued as of each day on which the New York Stock Exchange is open for trading.
2.3    Beneficiary
“Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under Section 9.5.
2.4    Board
“Board” means the Board of Directors of the Company, as from time to time constituted.
2.5    Bonus
“Bonus” means an award of cash contingent upon the achievement of specified performance goals and payable to an Employee in a given year with respect to the immediately preceding Bonus “performance period” (generally a period of six months or longer, in which the Employee performs the services forming the basis for the Bonus); provided, however, that the term “Bonus” does not include a Sign-on Bonus.
2.6    Bonus Deferrals
“Bonus Deferrals” means the amounts credited to a Participant’s Bonus Deferral Account pursuant to the Participant’s election made in accordance with Section 4.2.
2.7    Code
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation and guidance promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.
2.8    Committee
“Committee” means the US Savings Plan Investment Committee of the Company, as described in Section 11.
2.9    Company
“Company” means Gap Inc. or any successor organization or entity that assumes the Plan.
2.10    Compensation
(a)    With respect to any Participant who is an Employee, “Compensation” means the Participant’s total remuneration from the Employer while the Participant is an Eligible Individual which, absent a deferral election under the Plan, would have otherwise been received by the Employee in the taxable year (excluding bonuses and taxable and nontaxable fringe benefits, and excluding overtime and commission payments; provided, however, that Compensation shall include vacation pay and vacation payouts, and all amounts contributed by an Employer pursuant to a salary reduction agreement which are not includable in the Employee's gross income under sections 125, 132(f), or 402(e)(3) of the Code) payable for pay periods commencing on or after the Effective Date; provided, however, that Compensation shall be determined for these purposes without regard to the dollar limitations in effect for qualified plans under Code section 401(a)(17).
(b)    With respect to any Participant who is a non-employee member of the Board, “Compensation” means all cash remuneration which, absent a deferral election under the Plan, would have otherwise been received by the Board member in the taxable year, payable to the Board member for service on the Board and on Board committees, including any cash payable for attendance at Board meetings and Board committee meetings, but not including any amounts constituting reimbursements of expenses to Board members.
(c)    For purposes of determining eligibility under Section 3.1, Compensation shall mean the rate of Compensation (within the meaning of the subsection (a) or (b) above) in effect on the applicable date.
2.11    Compensation Deferrals
“Compensation Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account pursuant to the Participant’s election made in accordance with Section 4.1.
2.12    Continuous Service
The term “Continuous Service” shall have the meaning assigned to such term in the GapShare 401(k) Plan.
2.13    Effective Date
“Effective Date” means January 1, 2006.
2.14    Eligible Director
“Eligible Director” means each Eligible Individual who is a non-employee member of the Board.
2.15    Eligible Employee
“Eligible Employee” means each Eligible Individual who is an Employee.
2.16    Eligible Individual
“Eligible Individual” means each non-employee member of the Board or Employee of an Employer who satisfies the requirements set forth in Section 3. With respect to Employees, “Eligible Individual” does not include any Employee who is employed in a country other than the United States of America (“U.S.”) unless he: (i) has been temporarily transferred to employment with the Employers in a non-U.S. country; (ii) is a citizen or resident alien of the U.S. at the time of the transfer; and (iii) remains on the U.S. payroll.

2.17    Employee
“Employee” means a person who is employed by an Employer, is on the Employer’s regular payroll, and is treated and/or classified by the Employer as a common law employee for purposes of wage withholding for Federal income taxes. If a person is not considered to be an Employee of the Employer in accordance with the preceding sentence, a subsequent determination by the Employer, any governmental agency, or a court that the person is a common law employee of the Employer, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.
2.18    Employer
“Employer” means Gap Inc. and any affiliate or subsidiary of the Company within the meaning of Code sections 414(b), (c) or (m) that has adopted the Plan on behalf of its Eligible Individuals with the consent of the Company.
2.19    ERISA
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.
2.20    Fiscal Year
“Fiscal Year” means the fiscal year of the Company.
2.21    Investment Funds
“Investment Funds” means the notional funds or other investment vehicles designated pursuant to Section 5.1.
2.22    Matching Contributions
“Matching Contributions” means the amounts credited to a Participant’s Matching Contribution Account under the Plan by the Employer, in accordance with Section 4.3.
2.23    Newly-Eligible Individual
“Newly-Eligible Individual” means an Employee or non-employee Board member who first becomes eligible to participate in the Plan in accordance with Treasury Regulation Section 1.409A-2(a)(7) by virtue of a promotion, Compensation increase, or commencement of employment (in the case of an Employee), or commencement of Board service (in the case of a Board member); provided, however, that “Newly-Eligible Individual” shall include an Employee or non-employee Board member who regains his status as an Eligible Individual only if the individual regains his status as an Eligible Individual at least 24 months after his last day as a previously Eligible Individual.
2.24    Participant
“Participant” means an Eligible Individual who meets the requirements of Section 3 and elects to make Compensation Deferrals pursuant to Section 4. By becoming a Participant and making deferrals under this Plan, each Participant agrees to be bound by the provisions of the Plan and the determinations of the Company and the Committee hereunder.

2.25    Plan
“Plan” means the Gap Inc. Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.
2.26    Plan Year
“Plan Year” means each 12-month period beginning January 1 and ending the following December 31.
2.27    Qualified Domestic Relations Order
“Qualified Domestic Relations Order” for purposes of this Plan, shall have the meaning assigned to such term in Section 9.7.
2.28    Sign-On Bonus
“Sign-on Bonus” means an award of cash payable to the Employee upon or within a short period of time after date of hire, as determined in accordance with the Company’s compensation policies.
2.29    Sign-On Bonus Deferral
“Sign-on Bonus” means the amounts credited to a Participant’s Sign-On Bonus Deferral Account pursuant to the Participant’s election made in accordance with Section 4.3.
2.30    Retirement
“Retirement” for purposes of this Plan means, with respect to an Employee Participant, the Participant’s separation from service (within the meaning of Code section 409A and the regulations, notices and other guidance thereunder) with the Employers, the Company and any subsidiary or affiliate of the Company as defined in Code sections 414(b), (c) or (m) after attaining age 50, and, with respect to a non-employee Board member Participant, the Participant’s resignation or removal from the Board after attaining age 50.
2.31    Social Security Taxable Wage Base
“Social Security Taxable Wage Base” means the maximum amount of earnings subject to payroll taxes in a given year, as announced annually by the Social Security Administration.
2.32    Spouse
“Spouse” means the person to whom a Participant is legally married under applicable state law at the earlier of the date of the Participant’s death or the date payment of the Participant’s benefits commenced and who is living on the date of the Participant’s death.
2.33    Termination Date
“Termination Date” means, with respect to an Employee Participant, the date on which the Participant has a separation from service (within the meaning of Code section 409A and the regulations, notices and other guidance thereunder, including death) with the Employers, the Company and any subsidiary or affiliate of the Company within the meaning of Code sections (b), (c) or (m), and, with respect to a non-employee Board member Participant, the date on which the Board member resigns, is removed or otherwise terminates service on the Board (including death).
2.34    Other Definitions
Other defined terms used in the Plan shall have the meanings given such terms elsewhere in the Plan.
SECTION 3 ELIGIBILITY AND PARTICIPATION
3.1    Eligibility
(a)    General Requirements. A person is an Eligible Individual if he is either: (1) an Employee employed at the level of “director” or higher as determined by the Company and who has Compensation greater than 150% of the Social Security Taxable Wage Base; or (2) a non-employee member of the Board. For this purpose, an Employee’s position and Compensation shall be determined in accordance with the following rules:
(i)    Annual Deferrals. For purposes of making deferral elections pursuant the timing rules in Section 4.1(c)(i) or 4.2(c)(i), an Employee’s eligibility for any Plan Year or Bonus performance period shall be determined based on the Employee’s position and Compensation, and the Social Security Taxable Wage Base, each in effect as of November 1 preceding the beginning of the Plan Year or Bonus performance period.
(ii)    Deferrals Upon Initial Eligibility. For purposes of making deferral elections pursuant the timing rules in Section 4.1(c)(ii) or 4.2(c)(ii), the determination of the Newly-Eligible Employee’s initial eligibility date shall be based on the Employee’s position and Compensation in effect on the date of such initial eligibility, and the Social Security Taxable Wage Base in effect during the Plan Year preceding the Plan Year in which the initial eligibility determination is being made.
(b)    Notification of Initial Eligibility. A Newly-Eligible Individual shall be provided enrollment documents, including deferral election forms, as soon as administratively feasible following such initial eligibility and in accordance with procedures determined by the Company.
(c)    Participation. Each Eligible Individual’s decision to become a Participant shall be entirely voluntary. An Eligible Individual who makes a deferral election pursuant to Section 4 shall become a Participant in the Plan.
3.2    Cessation of Participation
If a Participant ceases to be an Eligible Individual, the Participant’s deferrals under the Plan shall continue through the last payment of the Compensation or Bonus that is subject to the deferral election. Thereafter, no further Compensation Deferrals, Bonus Deferrals (if applicable) or Matching Contributions (if applicable) shall be credited to the Participant’s Accounts unless and until he is again determined to be an Eligible Individual, but the balance credited to his Accounts shall continue to be adjusted for notional investment gains and losses under the terms of the Plan and shall be distributed to him at the time and manner set forth in Section 9. An

Employee or non-employee Board member shall cease to be a Participant after his Termination Date or other loss of eligibility as soon as his entire Account balance has been distributed.
3.3    Eligibility for Matching Contributions
To be eligible to receive Matching Contributions described in Section 4.3, an Employee Participant must satisfy all of the following requirements: (a) he has satisfied the length-of-service requirements necessary to become an “Eligible Employee” under the GapShare 401(k) Plan; (b) he who has made a Compensation Deferral election pursuant to Section 4.1 herein; and (c) as of the last day of the applicable Plan Year, he is (i) employed by an Employer, (ii) he is on an Employer’s payroll pursuant to a severance pay arrangement, or (iii) he retired from service from the Employers in the applicable Plan Year after attaining age 60 with five years of Continuous Service.

SECTION 4 DEFERRALS AND CONTRIBUTIONS
4.1    Compensation Deferrals
(a)    Deferral Election. An Eligible Individual shall have the opportunity to make a Compensation Deferral election for each Plan Year or Fiscal Year, as applicable, in accordance with this Section 4.1 and in such form and manner determined by the Company in its sole discretion. A Compensation Deferral election shall be irrevocable.
(b)    Amount Deferred.
(i)    Eligible Employees. With respect to a Plan Year, an Eligible Employee may elect to defer receipt (in increments of one percent) of up to 75 percent of his Compensation (or such other percentages as determined by the Company) earned with respect to payroll periods beginning on and after January 1 of the Plan Year through the last payroll period ending on or before December 30 of the Plan Year to which the election applies.
(ii)    Eligible Directors. With respect to a Fiscal Year, an Eligible Director may elect to defer receipt (in increments of one percent) of up to 100 percent of his Compensation (or such other percentages as determined by the Company) with respect to the Fiscal Year to which the election applies.
(iii)    Applicable Compensation. Notwithstanding the foregoing, Compensation earned prior to the date the Eligible Individual satisfies the eligibility requirements of Section 3 shall not be eligible for deferral under this Plan.
(c)    Timing of Deferral Election.
(i)    General Rule. Except as permitted in subsection (ii) below, an Eligible Individual’s Compensation Deferral election for a Plan Year or a Fiscal Year, as applicable, must be made not later than the December 31 preceding the beginning of the Plan Year or the Fiscal Year.
(ii)    Newly-Eligible Individuals.
(A)    Eligible Employees. With respect to an Employee who becomes a Newly-Eligible Individual before the end of the applicable Plan Year, he shall be permitted to defer, in accordance with subsection (C), his Compensation earned in the payroll period(s) described in Section 4.1(b)(i) that begin after the Company receives his properly completed election forms.
(B)    Eligible Directors. With respect to a non-employee member of the Board who becomes a Newly-Eligible Individual before the end of the applicable Fiscal Year, he shall be permitted to defer, in accordance with subsection (C), his Compensation earned in the Fiscal Year quarter(s)

that begin after the Company receives his properly completed election forms.
(C)    30-Day Election Period. A deferral election under this subsection (ii) must be made within 30 days of the date the individual becomes a Newly-Eligible Individual; provided, however, that this date shall be determined based on proper notification of the individual by the Company in accordance with procedures determined by the Company. If a Newly-Eligible Individual does not elect to make a Compensation Deferral election during that initial 30-day period, he may not make such election under this subsection (ii).
4.2    Bonus Deferrals
(a)    Deferral Election. An Eligible Employee shall have the opportunity to make Bonus Deferral elections in accordance with this Section 4.2 and in such form and manner determined by the Company in its sole discretion. A Bonus Deferral election shall be irrevocable and remain in effect through the end of the applicable Bonus performance period.
(b)    Amount Deferred. An Eligible Employee may elect to defer receipt (in increments of one percent) of up to 90 percent (or such other percentage as determined by the Company) of his Bonus for the applicable Bonus performance period. If a Bonus Deferral election under Section 4.2(c)(ii) is made after the beginning of the applicable performance period, the election will apply only to the portion of the Bonus equal to the total amount of the Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the effective date of the election over the total number of days in the performance period.
(c)    Timing of Deferral Election.
(i)    General Rule. Except as permitted in subsection (ii) below, a Bonus Deferral election must be made no later than the December 31 preceding the beginning of the Bonus performance period.
(ii)    Newly-Hired Employees. Effective January 1, 2008, with respect to an Employee who becomes a Newly-Eligible Individual before the end of the applicable Bonus performance period by virtue of commencement of employment with an Employer, he shall be permitted to make a Bonus Deferral election into the Plan, but only if he makes such election within 30 days of becoming a Newly-Eligible Individual; provided, however, that this date shall be determined based on proper notification of the individual by the Company in accordance with procedures determined by the Company. If a Newly-Eligible Individual does not elect to make a Bonus Deferral election during that initial 30-day period, he may not make such election under this subsection (ii).

4.3    Sign-On Bonus Deferrals
(a)    Deferral Election. An Eligible Employee shall have the opportunity to make Bonus Deferral elections with respect to Sign-On Bonus in accordance with this Section 4.3 and in such form and manner determined by the Company in its sole discretion. A Sign-On Bonus Deferral election shall be irrevocable.
(b)    Amount Deferred. An Eligible Employee may elect to defer receipt (in increments of one percent) of up to 90 percent (or such other percentage as determined by the Company) of his Sign-On Bonus.
(c)    Timing of Deferral Election. Effective January 1, 2008, with respect to an Employee who becomes a Newly-Eligible Individual by virtue of commencement of employment with an Employer, he shall be permitted to make a Sign-On Bonus Deferral election, but only if he makes such election within 30 days of becoming a Newly-Eligible Individual; provided, however, that this date shall be determined based on proper notification of the individual by the Company in accordance with procedures determined by the Company. If a Newly-Eligible Individual does not elect to make Bonus Deferral election during that initial 30-day period, he may not elect to make a Compensation Deferrals under this subsection (ii).
(d)    Special Rules for Sign-on Bonuses. In the event that a Participant’s Sign-On Bonus is revoked, rescinded or forfeited in accordance with rules established by the Company, any amount of such Sign-On Bonus deferred into the Plan, adjusted for any notional earnings or losses thereon, shall be forfeited from such Participant’s Account, and shall be applied to offset the Employers’ Matching Contributions required in succeeding Plan Years or shall be returned to the applicable Employer, at the Company’s discretion. The Company may establish procedures to limit the Investment Fund options available to a Participant with respect to Sign-On Bonus Deferrals.
4.4    Matching Contributions
Matching Contributions shall be credited to the Matching Contribution Accounts of Employee Participants who have satisfied the requirements of Section 3.3 on an annual basis, as soon as administratively feasible after December 31 of the Plan Year. The amount of any such Matching Contribution with respect to a Participant shall be equal to the Participant’s Compensation Deferrals with respect to a Plan Year, up to four percent of the excess of (i) the Participant’s Compensation earned while the Participant satisfies the eligibility requirements under Section 3 of the Plan and under the GapShare 401(k) Plan over (ii) the annual compensation limit under Code section 401(a)(17). For purposes of clarification, no Matching Contributions shall be made with respect to Compensation Deferrals if the Participant’s Compensation during the applicable Plan Year does not exceed the annual compensation limit under Code section 401(a)(17).
4.5    No Mid-Year Election Changes
A Participant shall not be permitted to change or revoke his deferral elections. If a Participant’s status changes such that he becomes ineligible for the Plan during a Plan Year,

Bonus performance period, or Fiscal Year (as applicable), the Participant’s deferrals under the Plan shall continue through the end of such period, in accordance with Section 3.2.
4.6    Crediting of Deferrals
The amount of deferrals pursuant to Sections 4.1 and 4.2 shall be credited to the Participant’s Accounts as of a date not later than 15 business days after the date on which the amount (but for the deferral) otherwise would have been paid to the Participant.
4.7    Reduction of Deferrals or Contributions
Any deferrals or contributions to be credited to a Participant’s Account under this Section 4 may be reduced by an amount equal to the Federal or state income, payroll, or other taxes required to be withheld on such deferrals or contributions or to satisfy any necessary employee welfare plan contributions. A Participant shall be entitled only to the net amount of such deferral or contribution (as adjusted from time to time pursuant to the terms of the Plan).

SECTION 5 NOTIONAL INVESTMENTS
5.1    Investment Funds
The Committee may designate, in its discretion, one or more Investment Funds for the notional investment of Participants’ Accounts. The Committee, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct any Company assets (including, if applicable, the assets of any trust related to the Plan). Each Participant’s Accounts shall be adjusted pursuant to the Participant’s notional investment elections made in accordance with this Section 5, except as otherwise determined by the Committee in its sole discretion.
5.2    Investment Fund Elections
A Participant may elect from among the Investment Funds for the notional investment of his Accounts from time to time in accordance with procedures established by the Company. The Company, in its discretion, may adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the notional investment of the Participant’s Accounts. Such procedures may differ among Participants or classes of Participants, as determined by the Company in its discretion. The Company may limit, delay or restrict the notional investment of certain Participants’ Accounts in accordance with Committee rules in order to comply with Company policy and applicable law or to minimize regulated filings and disclosures. Any deferred amounts subject to a Participant’s investment election that must be so limited, delayed or restricted under such circumstances may be notionally invested in an Investment Fund designated by the Committee, or may be credited with earnings at a rate determined by the Committee, which rate may be zero. A Participant’s notional investment election shall remain in effect until later changed in accordance with the rules of the Company. If a Participant does not make a notional investment election, all deferrals by the Participant and contributions on his behalf will be deemed to be notionally invested in the Investment Fund designated by the Committee for such purpose.
5.3    Investment Fund Transfers
A Participant may elect that all or a part of his notional interest in an Investment Fund shall be transferred to one or more of the other Investment Funds. A Participant may make such notional Investment Fund transfers in accordance with rules established from time to time by the Company, and in accordance with Section 5.2.

SECTION 6 ACCOUNTING
6.1    Individual Accounts
The Company will maintain in the name of each Participant, as applicable, the following Accounts, and any subaccounts under such Accounts deemed necessary or advisable by the Company from time to time:
(a)    Compensation Deferral Account. A Compensation Deferral Account to reflect the Participant’s Compensation Deferrals and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.
(b)    Bonus Deferral Account. A Bonus Deferral Account to reflect the Participant’s Bonus Deferrals, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.
(c)    Sign-On Bonus Deferral Account. A Sign-On Bonus Deferral Account to reflect the Participant’s Sign-On Bonus Deferrals, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.
(d)    Matching Contribution Account. A Matching Contribution Account to reflect the Matching Contributions credited on behalf of the Participant, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.
The Company may establish such rules and procedures relating to the maintenance, adjustment, and liquidation of Participants’ Accounts, the crediting of deferrals and contributions and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as it considers necessary or advisable. In addition to the Accounts described above, the Company may maintain other Accounts or subaccounts in the names of Participants or otherwise, including, but not limited to, Accounts or subaccounts maintained in accordance with the requirements of a Qualified Domestic Relations Order, as the Company considers necessary or desirable.
6.2    Adjustment of Accounts
Pursuant to rules established by the Company and applied on a uniform basis, Participants’ Accounts will be adjusted on each Accounting Date, except as provided in Section 9, to reflect the value of the various Investment Funds as of such date, including adjustments to reflect any deferrals and contributions, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Accounts since the previous Accounting Date. The “value” of an Investment Fund at any Accounting Date shall be based on the fair market value of the Investment Fund, as determined by the Company.
6.3    Accounting Methods
The accounting methods or formulae to be used under the Plan for purposes of monitoring Participants’ Accounts, including the calculation and crediting of notional gains, losses, expenses, appreciation, or depreciation, shall be determined by the Company in its sole discretion. The accounting methods or formulae selected by the Company may be revised from time to time.

6.4    Statement of Account
At such times and in such manner as determined by the Company, but at least annually, each Participant will be furnished with a statement reflecting the condition of his Accounts.

SECTION 7 VESTING
A Participant shall be fully vested at all times in his Compensation Deferral Account, Bonus Deferral Account (if applicable) and Matching Contribution Account (if applicable), except that Sign-on Bonuses may be forfeited as provided in Section 4.2 and are subject to a one-year vesting period. Neither the Company nor the Employers in any way guarantee the Participant’s Account balance from loss or depreciation. Notwithstanding any provision of the Plan to the contrary, the Participant’s Account balance is subject to Section 8.

SECTION 8 FUNDING
No Participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Employers whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property of the Employers. Benefits under the Plan are unfunded and unsecured. A Participant shall have only an unfunded, unsecured right to the amounts, if any, payable hereunder to that Participant. The Employers’ obligations under this Plan are not secured or funded in any manner, even if the Company elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Company may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Employers (or their delegatees) to invest the assets of the Employers or of any such trust in a similar manner.

SECTION 9 DISTRIBUTION OF ACCOUNTS
9.1    Distribution of Accounts Prior to Retirement Date
(a)    Distribution upon Termination. With respect to any Participant who has a Termination Date that precedes his Retirement date, the Participant’s Accounts shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary), in the form of a single lump sum payment. Subject to Section 9.3 hereof, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this Section 9.1 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his Beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable. Notwithstanding any provision of the Plan to the contrary, for purposes of this subsection, a Participant’s Accounts shall be valued as of an Accounting Date preceding the date such distribution is made, in accordance with rules established by the Company.
(b)    In-Service Distribution Election. Notwithstanding subsection (a), with respect to each Bonus Deferral and Compensation Deferral election, an Eligible Individual may elect a distribution date for his Bonus Deferral or Compensation Deferral, as adjusted for any notional earnings or losses thereon, that is prior to his Termination Date (an “in-service distribution”). A Participant’s election of an in-service distribution date with respect to a Bonus Deferral or Compensation Deferral must: (i) be made at the time of the Bonus Deferral or Compensation Deferral election; (ii) apply only to the Bonus Deferral or Compensation Deferral; and (iii) be irrevocable. The applicable in-service distribution date must not be earlier than five (5) years following the Plan Year in which the applicable Bonus or Compensation would have been paid absent the deferral, or as otherwise determined or limited in accordance with rules established by the Company. In no event shall a Participant be permitted to elect an in-service distribution of his Matching Contribution Account.
(i)    Subject to Section 9.3, it is the intention of the Company to pay amounts subject to an in-service distribution election by the end of the calendar year in which the payment was elected to be made, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his Beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable. For purposes of such payment, the value of the Participant’s Accounts for the applicable Plan Year shall be determined as of an Accounting Date preceding the date that such distribution is made, in accordance with rules established by the Company.
(ii)    In the event a Participant’s Termination Date occurs prior to the date the Participant had previously elected to have an in-service distribution payment made to him, such amount shall be paid to the Participant in a single lump sum in accordance with subsection (a).

9.2    Distribution of Accounts After Retirement Date
With respect to each Bonus Deferral and Compensation Deferral election, a Participant who does not make an election under Section 9.1(b) may elect to receive payment of the Bonus Deferral or Compensation Deferral, and any related Matching Contributions, each as adjusted for any notional earnings or losses thereon, in the form of a single lump sum or in annual installments for five, 10, or 15 years. The election under this Section 9.2 shall not be effective if the Participant’s Termination Date occurs before he reaches his Retirement date (age 50). To the extent a Participant fails to make an election under this Section 9.2, the Participant shall be deemed to have elected to receive the applicable amount in the form of a single lump sum.
(a)    Lump Sum. Subject to Section 9.3 hereof, it is the Company’s intention to pay the lump sum on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his Beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.
(b)    Annual Installments. Subject to Section 9.3 hereof, it is the Company’s intention to make the first installment payment by the end of the calendar year in which occurs the Participant’s Retirement Date or death, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his Beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable. Succeeding installment payments shall be made by the end of each succeeding calendar year, or as soon as administratively feasible for the Company to make such payment. The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of an Accounting Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Company. In the event of the death of the Participant prior to the full payment of his Accounts, payments will be made to his Beneficiary in a single lump sum.
9.3    Key Employees
Notwithstanding anything herein to the contrary, payment shall not be made or commence as a result of the Participant’s Termination Date to any Participant who is a key employee (defined below) before the date that is not less than six months after the Participant’s Termination Date. For this purpose, a key employee includes a “specified employee” (as defined in Code section 409A(a)(2)(B)) during the entire 12-month period determined by the Company ending with the annual date upon which key employees are identified by the Company, and also including any Employee identified by the Company in good faith with respect to any distribution as belonging to the group of identified key employees, to a maximum of 200 such key employees, regardless of whether such Employee is subsequently determined by the Employer, any governmental agency, or a court not to be a key employee; provided, however, that any Employee so identified as belonging to the group of identified key employees shall automatically cease to be a key employee if, as a result of a Company divestiture, the Employee’s service recipient is not publicly-traded on an established securities market. In the event amounts are payable to a key employee in installments in accordance with Section 9.2, the first installment shall be delayed by six months, with all other installment payments payable as originally scheduled. The identification date for determining key employees shall be each December 31 (and the new key employee list shall be updated and effective each subsequent April 1).

9.4    Mandatory Cash-Outs of Small Amounts
If the value of a Participant’s total Accounts equals or is less than the applicable dollar amount under Code section 402(g) at his Termination Date (or his death), or at any time thereafter, the Accounts will be paid to the Participant (or, in the event of his death, his Beneficiary) in a single lump sum, notwithstanding any election by the Participant otherwise. Subject to Section 9.3, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this Section 9.4 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his Beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.
9.5    Designation of Beneficiary
(a)    Each Participant from time to time may designate any individual, trust, charity or other person or persons to whom the value of the Participant’s Accounts will be paid in the event the Participant dies before receiving the value of all of his Accounts. A Beneficiary designation must be made in the manner required by the Company for this purpose. Payments to the Participant’s Beneficiary(ies) shall be made in accordance with Section 9.1, 9.2, or 9.4, as applicable, after the Company has received proper notification of the Participant’s death.
(b)    A Beneficiary designation will be effective only when the Beneficiary designation is filed with the Company while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Company. Any designation or revocation of a Beneficiary shall be effective as only if it is received by the Company. Once received, such designation shall be effective as of the date the designation was executed, but without prejudice to the Company on account of any payment made before the change is recorded by the Company.
(c)    If a Beneficiary dies before payment of the Participant’s Accounts have been made, the Participant’s Accounts shall be distributed in accordance with the Participant’s Beneficiary designation and pursuant to rules established by the Company. If a deceased Participant failed to designate a Beneficiary, or if the designated Beneficiary(ies) predecease(s) the Participant, the value of the Participant’s Accounts shall be payable to the Participant’s surviving Spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Company.
9.6    Reemployment
If a former Participant is rehired by an Employer, the Company or any affiliate or subsidiary of the Company described in Code section 414(b), (c) or (m), regardless of whether he is rehired as an Eligible Individual (with respect to an Employee Participant), or a former Participant returns to service as a Board member, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall continue. If a former Participant is rehired by the Employer (with respect to an Employee Participant) or returns to service as a Board member, and in either case any payments to be made to the Participant by virtue of his previous Termination Date have not been made or commenced, such Participant shall no longer be entitled to such payments until his subsequent Termination Date.
9.7    Domestic Relations Orders
(a)    If applicable and notwithstanding Sections 9.1 and 9.2, all or a portion of a Participant’s Account balance in each Account may be paid to another person as specified in a domestic relations order that the Company determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:
(i)    is issued pursuant to a State’s domestic relations law;
(ii)    relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of the Participant;
(iii)    creates or recognizes the right of a Spouse, former Spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;
(iv)    provides for an immediate lump sum payment as soon as administratively practicable after the later of (i) the date the Company determines that a Qualified Domestic Relations Order exists, and (ii) a date specified in the Qualified Domestic Relations Order; and
(v)    meets such other requirements established by the Company.
(b)    The Company shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Company may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant. If an order is determined by the Company to be a Qualified Domestic Relations Order, the amount to which the other person is entitled under such order shall be paid in a lump sum payment as soon as administratively practicable after (but in no event later than 60 days following) the later of (i) the date the Company makes such determination, and (ii) the date specified in the Qualified Domestic Relations Order.
(c)    In the event a lump sum payment is to be made to another person pursuant to a Qualified Domestic Relations Order, the Company shall have the authority to create an Account under the Plan for such other person. The Company shall establish such rules and procedures relating to the maintenance, adjustment, and liquidation of any such Account and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as it considers necessary or advisable.
(d)    Any person who is to receive a payment from the Plan under the terms of a Qualified Domestic Relations Order shall be deemed to agree to be bound by the provisions of the Plan and the determinations of the Company and the Committee hereunder.

9.8    Special Distribution Rules
(a)    Except as otherwise provided herein, in Section 9.7 and in Section 12, Account balances of Participants in this Plan shall not be distributed earlier than the applicable date or dates described in Section 9. Notwithstanding the foregoing, the following payments may be delayed in the discretion of the Company: (i) payment the deduction for which would be limited or eliminated by the application of Code section 162(m); (ii) payment that would violate securities or other applicable laws; or (iii) payment that would jeopardize the ability of the Company to continue as a going concern. In the case of a payment described in (i) above, the payment must be deferred either to a date in the first year in which the Company reasonably anticipates that a payment of such amount would not result in a limitation of a deduction with respect to the payment of such amount under Code section 162(m), or the year in which the Participant’s Termination Date occurs. In the case of a payment described in (ii) or (iii) above, payment will be made in the first calendar year in which the Company reasonably anticipates that the payment would not result in a violation of securities or other applicable laws, or will not jeopardize the ability of the Company to continue as a going concern, respectively.
(b)    Payments intended to pay employment taxes or payments made as a result of income inclusion of an amount in a Participant’s Accounts as a result of a failure to satisfy Code section 409A shall be permitted at the Company’s discretion at any time and to the extent provided in Proposed Treasury Regulations under Code section 409A and IRS Notice 2005-1, Q&A-15, and any applicable subsequent guidance. “Employment taxes” shall include Federal Income Contributions Act (FICA) tax imposed under Code sections 3101 and 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”), the income tax imposed under Code section 3401 on the FICA Amount, and to pay the additional income tax under Code section 3401 attributable to the pyramiding Code section 3401 wages and taxes.

SECTION 10 GENERAL PROVISIONS
10.1    Transferability of Plan Interests
The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered. Effective March 24, 2016, a Participant’s interest in the Plan is transferable pursuant to a Qualified Domestic Relations Order, in accordance with Section 9.7.
10.2    Employment Rights
The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Employee the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The Employers expressly reserve the right to discharge any Employee at any time.
10.3    Litigation by Participants or Other Persons
If a legal action begun against the Committee (or any member or former member thereof), an Employer, or any person or persons to whom an Employer or the Committee has delegated all or part of its duties hereunder, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Committee (or any member or former member thereof), the Employers or any person or persons to whom the Employer or the Committee has delegated all or part of its duties hereunder of defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.
10.4    Evidence
Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.
10.5    Waiver of Notice
Any notice required under the Plan may be waived by the person entitled to such notice.
10.6    Controlling Law
Except to the extent superseded by laws of the United States, the laws of the State of California shall be controlling in all matters relating to the Plan.
10.7    Statutory References
Any reference in the Plan to a Code section or a section of ERISA, or to a section of any other Federal law, shall include any comparable section or sections of any future legislation that amends, supplements, or supersedes that section.

10.8    Severability
In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.
10.9    Action by the Company, the Employers, or the Committee
Any action required or permitted to be taken by the Company or any of the Employers under the Plan shall be by resolution of its board of directors, by resolution or other action of a duly authorized committee of its board of directors, or by action of a person or persons authorized by resolution of its board of directors or such committee. Any action required or permitted to be taken by the Committee under the Plan shall be by resolution or other action of the Committee or by a person or persons duly authorized by the Committee.
10.10    Headings and Captions
The headings and captions contained in this Plan are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way shall affect the construction of any provision of the Plan.
10.11    Gender and Number
Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.
10.12    Examination of Documents
Copies of the Plan and any amendments thereto are on file at the office of the Company where they may be examined by any Participant or other person entitled to benefits under the Plan during normal business hours.
10.13    Elections
Each election or request required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary) shall be made in accordance with the rules and procedures established by the Company and shall be effective as determined by the Company. The Company’s rules and procedures may address, among other things, the method and timing of any elections or requests required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary).
10.14    Manner of Delivery
Each notice or statement provided to a Participant shall be delivered in any manner established by the Company and in accordance with applicable law, including, but not limited to, electronic delivery.
10.15    Facility of Payment
When a person entitled to benefits under the Plan is a minor, under legal disability, or, in the Company’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Company may cause the benefits to be paid to such person’s guardian or legal representative. If no guardian or legal representative has been appointed, or if the Company so determines in its sole discretion, payment may be made to any person as custodian for such individual under the California Uniform Transfers to Minors Act or other applicable state law, or to the legal representative of such person for such person’s benefit, or the Company may direct the application of such benefits for the benefit of such person. Any payment made in accordance with this Section 10.15 shall be a full and complete discharge of any liability for such payment under the Plan.
10.16    Missing Persons
(a)    The Employers and the Company shall not be required to search for or locate a Participant, Spouse, Beneficiary, or any other person entitled to a payment under the Plan. Each Participant, Spouse, Beneficiary, and any other person entitled to a payment under the Plan must file with the Company, from time to time, in writing, the Participant’s, Spouse’s, Beneficiary’s or other person’s post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan at the last post office address filed with the Company, or if no address is filed with the Company, then in the case of a Participant, at the Participant’s last post office address as shown on the Employer’s records, shall be considered a notification for purposes of the Plan and shall be binding on the Participant and the Participant’s Spouse and Beneficiary for all purposes of the Plan.
(b)    If the Company is unable to locate the Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan to whom a Participant’s Accounts or an Account are/is payable, the Participant’s Accounts or other Account shall be frozen as of the date on which distribution would have been completed under the terms of the Plan, and no further notional investment returns shall be credited thereto.
(c)    If a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan whose Accounts were frozen files a claim for distribution of the Accounts within seven years after the date the Accounts are frozen, and if the Company determines that such claim is valid, then the frozen balance shall be paid by the Company to the Participant, Beneficiary or other person entitled to a payment under the Plan in a lump sum cash payment as soon as practicable thereafter. If the Company notifies a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan of the provisions of this Section 10.16, and the Participant, Spouse, Beneficiary or person entitled to a payment under the Plan fails to claim the Participant’s, Spouse’s, Beneficiary’s or person’s benefits or make such person’s whereabouts known to the Company within seven years after the date the Accounts are frozen, the benefits of the Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan may be disposed of, to the extent permitted by applicable law, by one or more of the following methods, in the Company’s sole discretion:
(i)    By retaining such benefits in the Plan.
(ii)    By paying such benefits to a court of competent jurisdiction for judicial determination of the right thereto.

(iii)    By forfeiting such benefits in accordance with procedures established by the Company. If a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan is subsequently located, such benefits shall be restored (without adjustment) to the Participant, Spouse, Beneficiary or other person under the Plan.
(iv)    By any equitable manner permitted by law under rules adopted by the Company.
10.17    Recovery of Benefits
In the event a Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such Participant, Spouse, Beneficiary or person, or in the event a person other than a Participant, Spouse, Beneficiary or person entitled to a payment under the Plan receives an erroneous payment from the Plan, the Company shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Company may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable to the applicable Participant, Spouse, Beneficiary or person entitled to receive a payment from the Plan.
10.18    Effect on Other Benefits
Except as otherwise specifically provided under the terms of any other employee benefit plan of the Company, a Participant’s participation in this Plan shall not affect the benefits provided under such other employee benefit plan.
10.19    Tax and Legal Effects
The Employers, the Committee, and their representatives and delegatees do not in any way guarantee the tax treatment of benefits for any Participant, Spouse, Beneficiary or other person entitled to a payment under the Plan, and the Employers, the Committee, and their representatives and delegatees do not in any way guarantee or assume any responsibility or liability for the legal, tax, or other implications or effects of the Plan. In the event of any legal, tax, or other change that may affect the Plan, the Company may, in its sole discretion, take any actions it deems necessary or desirable as a result of such change.

SECTION 11 PLAN ADMINISTRATION
11.1    Company as Administrator
The Plan shall be administered by the Company. The Company shall have the following powers, rights and duties, which shall be exercisable in the sole discretion of the Company:
(a)    To adopt such rules, procedures, and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and to change, alter, or amend such rules, procedures, and regulations;
(b)    To construe and interpret the provisions of the Plan and make factual determinations thereunder;
(c)    To determine all questions arising in the administration of the Plan, including the power to determine the rights or eligibility of Employees or Participants or any other persons, and the amounts of their benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies, or omissions, and any such determination shall be binding on all parties;
(d)    To employ and suitably compensate such agents, attorneys, accountants, actuaries, recordkeepers, or other persons (who also may be employed by the Company) to render advice and perform other services as the Company may deem necessary to carry out its powers, rights, and duties;
(e)    To the extent applicable, to direct payments or distributions in accordance with the provisions of the Plan;
(f)    To furnish the Employers with such information as may be required by them for tax or other purposes in connection with the Plan;
(g)    To communicate the Plan and its requirements to Participants;
(h)    To take such actions as the Company may deem necessary or advisable to correct any errors in the operation of the Plan; and
(i)    To take such other actions as the Company may deem necessary for the proper administration and operation of the Plan in accordance with its terms.
11.2    Committee General Powers, Rights, and Duties
Except as otherwise specifically provided herein, and in addition to the powers, rights and duties specifically given to the Committee elsewhere in the Plan or otherwise delegated to the Committee by the Company or the Compensation and Management Development Committee of the Board, the Committee shall have the full power and authority for the establishment of an investment policy for the Plan, and the selection, monitoring, and termination of notional investment options for the Plan, and such other powers, rights and duties as may be described from time to time in the Committee’s Charter.

11.3    Interested Committee Member
No member of the Committee who is also an Employee of an Employer shall be excluded from participating in the Plan if otherwise eligible. If a member of the Committee (or one of its delegatees or designees) also is a Participant in the Plan, he may not decide or determine any matter or question concerning distributions of any kind to be made to him or her or the nature or mode of settlement of his benefits unless such decision or determination could be made by him or her under the Plan if he were not serving on the Committee.
11.4    Compensation and Expenses
Unless paid by an Employer, all reasonable costs, charges, and expenses incurred in the administration of this Plan, including expenses incurred by the Committee, compensation to an investment manager, and any compensation to agents, attorneys, actuaries, accountants, recordkeepers, and other persons performing services on behalf of this Plan or for the Committee, may be drawn from (a) Accounts, in the form of a flat fee or a percentage of the value of each Account, (b) notional earnings or gains in each Investment Fund, or (c) an account maintained under a trust related to the Plan (if any).
11.5    Information Required by Company
Each person entitled to benefits under the Plan must file with the Company from time to time in writing such person’s mailing address and each change of mailing address. Any communication, statement, or notice addressed to any person at the last mailing address filed with the Company will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Company with such documents, evidence, data, or information as the Company considers necessary or desirable for the purposes of administering the Plan. The Employers shall furnish the Company with such data and information as the Company may deem necessary or desirable in order to administer the Plan. The records of the Employers as to an Employee’s or Participant’s period of employment or membership on the Board, termination of employment or membership and the reason therefor, leave of absence, reemployment, and Compensation will be conclusive on all persons unless determined to the Company’s satisfaction to be incorrect.
11.6    Uniform Application of Rules
The Company shall administer the Plan on a reasonable basis. Any rules, procedures, or regulations established by the Company shall be applied uniformly to all persons similarly situated.
11.7    Claims and Appeals
(a)    Procedures. Claims for benefits under the Plan shall be administered in accordance with ERISA section 503, the regulations thereunder, and such reasonable claims and appeals procedures as may be established by the Company. The Plan shall provide adequate notice to the claimant, and if the claim has been denied in whole or in part, shall afford such claimant a reasonable opportunity for a full and fair review.
(b)    Statute of Limitations. A claimant’s compliance with this Section 11.6, including the claims and appeals procedures, is a mandatory prerequisite to a Participant’s right to commence any legal action with respect to any claim for benefits under this Plan. The deadline to file such legal action is the later of (i) 24 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or (ii) 120 days after the Company’s final decision regarding the claim.
(c)    Confidentiality. All decisions and communications to claimants regarding a claim for benefits under the Plan shall be held strictly confidential by the claimant, and the Company, the Employers, and their agents.
11.8    Company’s Decision Final
Benefits under the Plan will be paid only if the Company decides in its sole discretion that a Participant or Beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Company made by the Company or its delegate in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Company shall make such adjustment on account thereof as it considers equitable and practicable.

SECTION 12 AMENDMENT AND TERMINATION
While the Company expects and intends to continue the Plan, the Company reserves the right to amend the Plan at any time and for any reason, including the right to amend this Section 12 and the Plan termination rules herein; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such amendment. The Company’s power to amend the Plan includes (without limitation) the power to change the Plan provisions regarding eligibility, contributions, notional investments, vesting, and distribution forms, and timing of payments, including changes applicable to benefits accrued prior to the effective date of any such amendment; provided, however, that amendments to the Plan (other than amendments relating to Plan termination) shall not cause the Plan to provide for acceleration of distributions in violation of Code section 409A and applicable regulations thereunder.
The Company reserves the right to terminate the Plan at any time and for any reason; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such termination (but such Accounts shall not be adjusted for future notional income, losses, expenses, appreciation and depreciation).
In the event that the Plan is terminated pursuant to this Section 12, the balances in affected Participants’ Accounts shall be distributed at the time and in the manner set forth in Section 9. Notwithstanding the foregoing, the Company reserves the right to make all such distributions within the second twelve-month period commencing with the date of termination of the Plan; provided, however, that no such distribution will be made during the first twelve-month period following such date of Plan termination other than those that would otherwise be payable under Section 9 absent the termination of the Plan.
*        *        *
IN WITNESS WHEREOF, the Company has adopted this Plan document by written action of Peter Pawlick, Head of Total Rewards, dated December 20, 2022.

APPENDIX A
Merger of
The Gap, Inc. Executive Deferred Compensation Plan
into
Gap Inc. Deferred Compensation Plan
(prior to June 30, 2009, known as the Gap Inc. Supplemental Deferred Compensation Plan)

A-1.    Introduction. The Gap, Inc. (the “Company”) maintains The Gap, Inc. Executive Deferred Compensation Plan (the “EDCP”) for the benefit of certain of its eligible employees. As of the close of business on June 30, 2009 (the “Merger Date”), the EDCP shall be merged into and continued in the form of this Plan.
A-2.    Purpose. The purpose of this Appendix A is to set forth special provisions which will apply under the Plan on and after June 30, 2009 to reflect the merger and resulting transfer of notional accounts of participants in the EDCP into the Plan on the Merger Date. The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the “Jobs Act”), and section 409A of the Code. The Plan is intended to conform to the requirements of the Jobs Act and section 409A of the Code, and final Treasury Regulations issued thereunder, with respect to Non-Grandfathered amounts under the Plan. It is intended that the provisions of the Plan relating to the amounts merged into the Plan from the EDCP be interpreted for periods prior to January 1, 2009 according to a good faith interpretation of the Jobs Act and section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury Regulations under section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or section 409A of the Code, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Company. In the event of any inconsistency between the terms of the Plan and the Jobs Act or section 409A of the Code with respect to Non-Grandfathered amounts, the terms of the Jobs Act and section 409A of the Code shall prevail and govern. “Grandfathered Amounts” shall mean the portion of the participant’s account balance under the EDCP as of December 31, 2004, the right to which was earned and vested (within the meaning of Treasury Regulation §1.409A-6(a)(2)) as of December 31, 2004, plus the right to future contributions to the account the right to which was earned and vested (within the meaning of Treasury Regulation. §1.409A-6(a)(2)) as of December 31, 2004, to the extent such contributions are actually made, each determined by reference to the terms of the EDCP in effect as of October 3, 2004, but only to the extent such EDCP terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Grandfathered Amounts shall include any earnings (within the meaning of Treasury Regulation. §1.409A-1(o)) attributable thereto. “Non-Grandfathered Amounts” shall mean the Participant’s Account balance under the Plan less any portion of the Participant’s Account balance under the Plan constituting Grandfathered Amounts.
A-3.    Participation in the Plan. Each employee of the Company who, immediately prior to the Merger Date, was a participant with an account under the EDCP (an “Appendix A Participant”) became a Participant with an Account under the Plan effective as of the Merger Date, in accordance with the provisions of the Plan, as described in paragraph A-4 below.
A-4.    Prior Accounts. Notional amounts credited to the notional accounts maintained under the EDCP for Appendix A Participants, as adjusted as of the Merger Date in accordance with the terms of the EDCP ( the “Prior Accounts”), will be credited to this Plan as of the Merger Date, and shall be notionally invested in the corresponding Investment Funds under this Plan to the extent determined by the Committee and, at the discretion of the Committee, as directed by the Appendix A Participant. Notwithstanding the foregoing, “Grandfathered Amounts” shall be held in separate “Grandfathered Accounts” and subaccounts to the extent deemed necessary and desirable by the Company.
A-5.    Termination Date. The Termination Date with respect to an Appendix A Participant applicable to an Appendix A Participant’s Grandfathered Amounts shall be the date on which the Appendix A Participant ceases to perform services with the Company and any affiliate within the meaning of Code sections 414(b), (c) or (m).
A-6.    Former Participants. Former participants in the EDCP who terminated employment prior to the Merger Date but have not received payment in full of their vested Prior Account balances by that date shall have their remaining Prior Account balances maintained under the Plan. Such former participants in the EDCP with Prior Account balances under the Plan (or, in case of their death, their beneficiaries) may direct the notional investment of their Accounts pursuant to the provisions of the Plan until such Accounts are paid out in full and only for this purpose shall be treated as a “Participant” or a “Beneficiary”, as the case may be, under the Plan. Until payment in full is made, the Prior Account balances shall be adjusted pursuant to the terms of the Plan.
A-7.    Manner of Distribution. The elections made by participants under the EDCP with respect to the manner of distribution of their Prior Account balances, plus notional appreciation, income, and earnings and minus notional depreciation and losses thereon (“Adjusted Prior Account Balances”) shall continue to apply to Adjusted Prior Account Balances of Appendix A Participants under this Plan on and after the Merger Date. Upon the Participant’s Termination Date, the unvested portion of such Account shall be permanently forfeited.
A-8.    In-Service Withdrawals. With respect to Grandfathered Amounts, the Company, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Appendix A Participant’s vested Prior Account shall be paid to him or her immediately as an in-service withdrawal; provided, however, that an amount equal to ten percent of the total amount of the in-service withdrawal shall be withheld by the Company and permanently forfeited. Appendix A Participants shall be limited to one in-service withdrawal per Plan Year.
A-9.    Timing of Distributions. Adjusted Prior Account Balances of Appendix A Participants shall be distributed pursuant to the terms of this Plan. Notwithstanding the foregoing, with respect to Grandfathered Amounts, distributions shall be made as soon as practicable following an Appendix A Participant’s Termination Date. Installment payments shall be made as soon as practicable following an Appendix A Participant’s Retirement date (age 50) or death, with respect to Grandfathered Amounts. Payments made pursuant to an in-service distribution election with respect to Grandfathered Amounts shall be made on or before the last working day of April of the plan year in which such payment was elected to be made. Within the specific time periods described in this Appendix A, the Company shall have sole discretion to determine the specific timing of the payment of any Grandfathered Amounts under the Plan. The provisions of Section 5.4 of the Plan shall apply only to Non-Grandfathered Amounts for Appendix A Participants.
A-10.    Use of Terms. Terms used in this Appendix A with respect to the Plan shall, unless defined in this Appendix A, have the meanings of those terms as defined in the Plan. All of the terms and provisions of the Plan shall apply to this Appendix A.